EXHIBIT 99

BRINKER INTERNATIONAL PRICES $300 MILLION OF NOTES

        DALLAS (May 11, 2004) - Brinker International, Inc. (NYSE - EAT), today announced that it has priced $300 million principal amount of 5.75% Notes due 2014 that are being offered in a private placement.

        The Notes will bear interest at 5.75 percent and will mature on June 1, 2014.

        The company intends to use the net proceeds from the transaction for general corporate purposes, including the repurchase of shares of its common stock pursuant to its share repurchase program.

        The Notes have not been registered under the Securities Act of 1933 or any securities laws of any state or other jurisdiction and may not be offered or sold in the United States or any state or other jurisdiction absent registration or an applicable exemption from registration requirements.

        This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes.  There can be no assurance that the Notes offering will be completed.

        Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements.  Any such items should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ from those anticipated.  Such risks and uncertainties include business and economic conditions, the impact of competition, adverse weather conditions, future commodity prices, the seasonality of the Company's business, fuel and utility costs, governmental regulations, inflation, consumer perception of food safety, changes in consumer taste, changes in demographic trends, availability of employees, terrorist acts, acts of god, unfavorable publicity, the Company's ability to meet its growth plan, and other factors more completely described in the Company's filings with the SEC.  Copies of those filings are available from the Company and the SEC.  The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this release does not constitute an admission by Brinker or any other person that the events or circumstances described in such statement are material.

Contacts: Susan Sieker, Treasurer	Chuck Sonsteby, Investor Relations
(972) 770-9161	(972) 770-9406

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